THE TAIWAN FUND, INC. REVIEW
February 2009

HSBC Global Asset Management (Taiwan) Limited
24/F No. 99, Tunhwa S. Rd., Sec. 2	Tel: +886-2-2325-7888
Taipei 106, Taiwan	Fax: +886-2-2326-8298
Portfolio Review
Market Review:
The Taiwan Stock Exchange Index (“TAIEX”) increased by 3.15% in U.S. Dollar terms in February. Proprietary traders and local institutions respectively net bought NT$1.52 billion and NT$1.14 billion, while foreign investors net sold NT$14.97 billion. The rubber and technology sectors outperformed relative to the TAIEX, with an increase of 15.9% and 13.32% month-over-month (“MoM”) in NT dollar terms, respectively. On the other hand, the financial and retail sectors underperformed and declined 2.75% and 2.39%, respectively, MoM in NT dollar terms. On the economic front, Taiwan’s Consumer Price Index (“CPI”) in January rose 1.59% year-over-year (“YoY”). The seasonally adjusted unemployment rate rose to 5.31% in January, 0.29% higher than the previous month. According to Customs’ records, Taiwan’s exports in January decreased by 44.1% YoY to US$12.37 billion, the sharpest decline since October 2003, and was also negative for the fifth consecutive month. Export orders in January were down by 41.67% YoY.
Fund Performance Review:
The Taiwan Fund, Inc. (the “Fund”) underperformed its benchmark by 4.19% in February. An overweight position in the IC design sector and an underweight position in the banking sector contributed positively to the Fund’s performance, while an overweight position in the operator sector and an underweight position in the foundry sector negatively contributed to the Fund’s performance.
Investment Strategy:
In February, the TAIEX had its strongest rebound since its peak in mid 2008. Investors appeared less concerned by disappointing Q4 2008 results and instead seemed intrigued by the rush orders on tech products. Despite the improving investment sentiment fueled by stimulus plans in China, the uncertainty over the global economy remained. We maintained our view that the rebound resulted from positive economic stimulus policies. The valuation of tech shares was back to mid-cycle valuation, and share prices reflected the expectation that the inventory correction was about to end. However, we expect that the weakness in exports will ease the re-stocking demand in Q2 2009. We also expect that the current liquidity rally might not be sustained given the weak economic outlook currently. In terms of sector allocation, the Fund has a slightly overweight position in defensive technology (i.e. operators) and underweight positions in cyclicals and financials.
Total Fund Sector Allocation

	% of	% of
As of 2/28/09	Total Fund	TAIEX
Computer Service and Software	—	0.2
Electronic Components	2.0	3.5
Electronics Distribution	3.8	0.9
IC Design	10.6	4.7
PC & Peripherals	0.8	7.3
Optoelectronic	6.5	6.4
Other Electronic	5.9	6.1
Semiconductor Manufacturing	10.2	15.0
Telecommunications	20.2	11.4
Construction/Cement/Glass	5.6	3.1
Food	2.9	1.4
Plastics/Chemicals	3.4	8.0
Textiles	1.1	1.6
Electric Machinery/Appliance	—	1.2
Tourism/Paper/Biotech	1.1	1.0
Iron & Steel	3.4	3.5
Automobile/Rubber	1.4	1.6
Transportation	—	2.6
Wholesale & Retail	6.2	1.1
Miscellaneous (Footwear/Others)	3.0	1.8
Petroleum Services	2.4	4.8
Financial Services	9.5	12.8

Total	100.0	100.0
Cash

Technology	60.0	55.4
Non-Technology	30.5	31.8
Financial
	9.5	12.8
Total Net Assets: US$176.136 Million
Top 10 Holdings of Total Fund Portfolio

As of 2/28/09	% of Total Portfolio
Taiwan Semiconductor Manufacturing Co., Ltd.	9.25
Chunghwa Telecom Co., Ltd.	9.10
MediaTek, Inc.	6.42
Hon Hai Precision Industry Co., Ltd.	5.89
Taiwan Mobile Co., Ltd.	3.85
Synnex Technology International Corp.	3.82
President Chain Store Corp.	3.42
China Steel Corp.	3.40
Au Optronics Corp.	3.29
Far EasTone Telecommunications Co., Ltd.	3.01

Total	51.45
NAV: US$9.48   Price: US$8.35   Discount: -11.92%
No. of Shares: 18.57 Million

Returns in US$ (%) (a)

	The Taiwan Fund, Inc.	TSE Index (b)	TAIEX Total Return Index(d)
One Month	-1.04%	3.15%	3.15%
Fiscal Year to Date (c)	-38.55%	-41.58%	-41.19%
One Year	-49.83%	-52.06%	-49.43%
Three Years	-11.60%	-13.59%	-9.82%
Five years	-5.27%	-8.47%	-4.74%
Ten Years	-2.27%	-3.75%	N/A
Since Inception	6.89%	6.97%	N/A

(a)	Returns for the Fund are historical total returns that reflect changes in net asset value per share during each period and assume that dividends and capital gains, if any, were reinvested. Past performance is not indicative of future results of the Fund. Returns are annualized, except for periods of less than one year, which are not annualized.

(b)	Returns for the TSE Index are not total returns and reflect only changes in share price but do not assume that cash dividends, if any, were reinvested, and thus are not strictly comparable to the Fund returns.

(c)	The Fund’s fiscal year commences on September 1.

(d)	The TAIEX Total Return Index commenced 1/1/2003.

Premium/Discount of TWN
Market Data

	As of 01/30/09	As of 02/28/09
TAIEX	4247.97	4557.15
% change in NTD terms	-7.48	7.28
% change in USD terms	-9.60	3.15
NTD Daily avg. trading volume (In Billions)	49.40	69.42
USD Daily avg. trading volume (In Billions)	1.47	1.99
NTD Market Capitalization (In Billions)	10892.70	11678.20
USD Market Capitalization (In Billions)	324.31	334.32
FX Rate: (NT$/US$)	33.5875	34.9315
Disclaimer:	This report is based on information believed by us to be reliable. No representation is made that it is accurate or complete. The figures in the report are unaudited. This report is not an offer to buy or sell or a solicitation of an offer to buy or sell any securities mentioned.
The daily NAV of the Fund is available from Lipper and CDA Wiesenberger, or you may obtain it by calling toll free (800) 636-9242.
Fund Manager: Shirley Yang